News From

DANSKIN, INC.
--------------------------------------------------------------------------------

                              DANSKIN RECAPITALIZES

NEW YORK, N.Y., September 23, 1997--DANSKIN, INC. (DANS) today announced a comprehensive recapitalization of the Company intended to deleverage the Company's balance sheet and to enable the Company to capitalize upon the strong name recognition of and consumer response to the Danskin(R) brand.

The Company announced that, on September 22, 1997, it consented to the assignment of approximately $21.265 million face amount (the "Loan Amount") of the Company's term loan obligations owing to First Union National Bank ("First Union"), the Company's principal lender, to Danskin Investors, LLC (the "Investor"), a company newly formed by an investment group led by Onyx Partners, Inc.

The Company also announced that, in accordance with the terms of a Memorandum of Understanding reached with the Investor on August 28, 1997, the Investor and certain other persons contributed to the Company in the aggregate (a) the Loan Amount and (b) $4 million (together, the "Capital Contribution") in exchange for
(i) $15 million aggregate principal amount of subordinated debt of the Company (the "Subordinated Debt") and (ii) $500,000 in stated value of cumulative convertible preferred stock of the Company (the "Preferred Stock") having, among other rights, the right to elect four of nine directors to the Board of Directors of the Company.

Upon the occurrence of certain events, including a refinancing of the revolving credit facility with First Union and the successful completion of negotiations with certain of the Company's landlords, the Preferred Stock and $12 million of Subordinated Debt will be exchanged for (a) $12 million stated value of cumulative convertible preferred stock of the Company (the "New Preferred Stock") and (b) seven year warrants to purchase 10 million shares of common stock of the Company at a per share price of $0.30.

The New Preferred Stock , if issued, will have an 8% annual dividend rate, payment of which will be deferred through December 31,1999, and a seven year maturity. The holder of the New Preferred Stock would be entitled to designate five of nine directors to the Board of Directors of the Company. If for any fiscal year beginning with the fiscal year ended December 31, 1999, the Company meets certain agreed upon financial targets, all accrued dividends for such fiscal year would be forgiven and the New Convertible Preferred Stock would automatically convert into 40 million shares of common stock of the Company at a conversion price of $0.30 per share.

News From
DANSKIN, INC.
                                       -2-

In connection with the closing of the Capital Contribution (the "Closing"), Oppenheimer Bond Fund for Growth ("BFG") exchanged the 10% Cumulative Preferred Stock of the Company held by it for shares of common stock of the Company. The 10% Cumulative Preferred Stock was cancelled and retired.

Also in connection with the Closing, the Board of Directors approved amendments to both the Certificate of Incorporation and the By-laws of the Company to effectuate agreements reached between the Company and the Investor, including, among other things, increasing the number of authorized shares of its common stock to 100,000,000 and removing the provisions for a classified Board of Directors.

The Company also announced that, on September 22, 1997, the Company accepted a commitment letter from Century Business Credit Corporation ("CBCC") which sets forth terms and conditions upon which CBCC is prepared to make loans to the Company, in an amount not to exceed $45 million, for, among other uses, the refinancing of the Company's existing revolving credit facility with First Union and ongoing working capital needs.

The Company also announced that it will offer to its shareholders, including the Investor, the right to purchase, pro rata, 10 million shares of common stock of the Company at a per share price of $0.30. The Investor will standby to purchase any shares of common stock offered in the rights offering not purchased by other shareholders of the Company.

The Company also announced that the Board of Directors of the Company declared a stock dividend on the common stock of the Company equal to one share of common stock for each 11.99 shares of common stock held of record as of the close of business on September 22, 1997.

The Company also announced that the Board of Directors of the Company redeemed the Rights issued pursuant to the Rights Agreement dated as of June 5, 1996 between the Company and First Union Bank, as Rights Agent, for $.01 per right in cash to holders of common stock held of record as of the close of business on September 22, 1997.

In connection with the closing of the Capital Contribution, the Board of Directors of the Company accepted the resignations of Patricia Patterson, John Burden and Edwin Dean as directors of the Company and elected Andrew Astrachan, Nina McLemore, Gabriel Brener and Jim Jalil as directors.

"These transactions provide the foundation for the Company to focus its efforts on the growth of its Danskin(R) and licensed brands. All of the parties to the transactions worked diligently to provide a platform for our shareholders to realize value" stated Chairman of the Board, Donald Schupak.

News From
DANSKIN, INC.

                                       -3-

Mary Ann Domuracki, Chief Executive Officer of the Company stated, "The recapitalization provides the Company with a strengthened balance sheet. Our strategy to enhance our Danskin(R) brand name, expand our product lines and increase our marketing programs can be executed. While the sheer hosiery market continues to be difficult, we expect our licensed designer brands, new programs and product additions of socks and tights to provide stability in legwear operations. The Investor group brings added strength to our Board of Directors and organization. I look forward to working with them toward enhancing the value of the Company for our shareholders."

                                    * * * * *

If the rights offering is made, a registration statement with respect to such rights will be filed with the Securities and Exchange Commission. Such rights may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these rights in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State. Each offering will be made only by means of a prospectus.

Danskin, Inc. markets and manufactures women's activewear and dancewear under the Danskin(R), and Dance France(R) trademarks and legwear under the Danskin(R), Anne Klein(R), Givenchy(R) and Round-the-Clock(R) trademarks. Danskin's Pennaco Hosiery Division is the largest manufacturer of private label hosiery sold in department stores and fine specialty stores nationwide.


                                              Contact:  Beverly Eichel
                                                        Executive Vice President
                                                        Chief Financial Officer
                                                        (212)930-9157